EXHIBIT 99.1


PRESS RELEASE                             Source: Petrosearch Energy Corporation

PETROSEARCH ENERGY ANNOUNCES SETTLEMENT IN SOUTHWEST GARWOOD FIELD DISPUTE, FINANCING ALTERNATIVES AND COMPLETION PLANS FOR THE KALLINA 46 #1
Thursday September 21, 3:19 pm ET


HOUSTON--(BUSINESS WIRE)--Sept. 21, 2006--Petrosearch Energy Corporation (OTCBB:PTSG - News) announced today that it has entered into an Agreement with
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respect  to the recently drilled Kallina 46 #1 and Pintail Flats #1 wells in the
Southwest Garwood field in Colorado County, Texas. Under the terms of the Agreement, the defaulting working interest owner has paid the amounts due for completion of the Pintail Flats #1 well to Petrosearch, and has been granted a two-week time period to settle its outstanding obligation on the Kallina 46 #1 totaling approximately $7.7 million. In the event such funds are not received, Petrosearch has an option period to acquire 100% of the before payout working interest in the Kallina well and 438 lease acres (Section 46).

Based on log analysis, the Kallina 46 #1 well has encountered in excess of 310 feet of gross prospective interval in the Upper, Middle and Lower Wilcox sands at depths ranging from 9,400' to 16,000'. Log results indicate the Kallina well is comparable to other high productivity wells in the area.

The Pintail Flats #1 well was recently recompleted in the Lower Wilcox. While the well is presently awaiting equipment, initial production rates are estimated at between 2.5 to 3.0 million cubic feet per day. Based on log interpretation, there remains over 150 feet of potentially productive interval in 6+ zones now behind pipe. Petrosearch is the operator and holds a 16% working interest after payout in this well.

In the event the defaulting working interest owner does not fulfill its obligations to settle the outstanding indebtedness, Petrosearch can exercise its option which will increase its ownership in the Kallina 46 #1 well and the 438 acres of leasehold controlled by the well from a 16% working interest after payout to a 100% working interest before payout and 84% after payout of associated lease and well costs. Under the Agreement, the defaulting working interest owner would exchange its interests and obligations in the Kallina well and the underlying 438 acres of Section 46 for a separate and as yet undrilled 240 acres where Petrosearch has a 20% working interest and 443 acres where Petrosearch has a 21.5% working interest after payout.

With regard to the financing for the Kallina project, Petrosearch is in advanced negotiations with institutional investors and industry partners to provide non-recourse financing for the well and its completion costs, as well as capital for future development of the lease.

Commenting on the Southwest Garwood field project, Richard Dole, CEO of Petrosearch stated, "We are very pleased to have reached an agreement that could positively impact our shareholders relative to this uncertainty, and which could potentially add significant cash flow and new reserves to our company. In addition to the Kallina 46 #1 well, we have an additional three offset locations on the Section 46 lease alone. It appears we may be in the geologic trend of highly prospective Wilcox sand development."

Mr. Dole added, "We can now move forward quickly with our completion plans for this promising well. We are also executing on our other projects such as the previously announced Barnett Shale venture and accretive financings that will bring additional and meaningful revenues and cash flows to our Company."

About  Petrosearch

Petrosearch Energy Corporation, a Nevada corporation with executive offices in Houston, Texas, was created by a team of seasoned and successful oil and gas professionals for the purpose of finding and developing oil and gas


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reserves  across  the  United  States. Petrosearch is currently active in Texas,
Oklahoma, North Dakota, Louisiana, and Mississippi. For more information please visit www.petrosearch.com.
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Forward-Looking  Statements

Statements contained herein and the information incorporated by reference herein may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements can be identified by the use of forward-looking terminology such as, but not limited to, "may," "will," "expect," "anticipate," "estimate," "would be," "believe," or "continue" or the negative or other variations of comparable terminology. We intend such forward-looking statements to be covered by the safe harbor provisions applicable to forward-looking statements contained in Section 21E of the Exchange Act. Such statements (none of which is intended as a guarantee of performance) are subject to certain assumptions, risks and uncertainties, which could cause our actual future results, achievements or transactions to differ materially from those projected or anticipated. Such risks and uncertainties are set forth herein.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demands and acceptance, changes in technology, economic conditions, the impact of competition and pricing, and government regulation and approvals. Petrosearch cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those Petrosearch expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business.

Our expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties. There can be no assurance, however, that our expectations, beliefs or projections will result, be achieved, or be accomplished.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no duty to update these forward-looking statements.

Contact:
Petrosearch Energy Corporation
Investor Relations
Cole Patterson, 713-334-5123
investor.relations@petrosearch.com
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or
Piedmont IR, LLC
Keith Fetter or Darren Bankston, 678-455-3696 info@piedmontir.com
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Source: Petrosearch Energy Corporation